UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2019

mPHASE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	000-30202	22-2287503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9841 Washingtonian Blvd, Suite 390

Gaithersburg, Maryland 20878

(Address of principal executive offices) (zip code)

(301) 329-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

mPhase Technologies, Inc. (OTCBB: XDSL) (“the Company) today announced that it has entered into a stock purchase agreement with AIRobotica Services Limited (“AIRobotica”), a Bangalore, India-based technology company focused on artificial intelligence (AI) and machine learning (ML). In its first two years in business, AIRobotica has already signed contracts or is developing projects for entities in government, manufacturing, healthcare, automotive, retail, real estate and logistics.

In addition to third-party contracts, the new division will support the commercialization of existing and future mPhase technology. The division’s goal is to expand its core team to encompass a wide range of applications, creating a one-stop shop for custom solutions in AI, MI. robotic process automation (RPA), SAP and Enterprise Resource Planning (ERP). One of the company’s initial commercial technologies is a Chatbot that can mimic human interaction as the front-end of customer service applications, but this is just the first in a long-term plan to develop technologies targeting multiple industries.

Pursuant to the terms of a Stock Purchase Agreement dated April 10. 2019, the Company is acquiring all of the outstanding stock of AIRobotica from Mahammad Rasool Shaik and Ibrahim Khaleel Shaik (collectively, the “Founders”) in exchange for $2,500,000 worth of stock of the Company under the terms of Employment Agreements with the Founders. Such stock of the Company will vest over a 2-year period of time in which half of the stock will vest annually each year. Such vesting is subject to reduction for the failure of AIRobotica to achiever certain sales revenue over such 2-year period. A copy of the Stock Purchase Agreement and Press Release related thereto are set forth as Exhibits below.

Exhibit 1 Stock Purchase Agreement

Exhibit 2 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mPHASE TECHNOLOGIES, INC.

Dated: April 25, 2019	/s/ Anshu Bhatnagar
Anshu Bhatnagar
President and CEO

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